Exhibit 99.1

2600 Citadel Plaza Drive

P.O. Box 924133

Houston, Texas 77292-4133

NEWS RELEASE

Information: Tim Goss, Phone: (713) 866-6050

WEINGARTEN REALTY ANNOUNCES THE STRATEGIC SALE OF

ITS WHOLLY-OWNED INDUSTRIAL PORTFOLIO

Houston, April 11, 2012 --- Weingarten Realty Investors (NYSE: WRI), a leading owner, manager and developer of shopping centers, announced today that it has entered into a definitive agreement to sell its wholly-owned industrial portfolio to DRA Advisors LLC (“DRA”). The portfolio is comprised of 52 industrial properties, aggregating approximately 9.6 million square feet located in Florida, Georgia, Tennessee, Texas and Virginia. The portfolio is predominately unencumbered, with DRA assuming one secured loan of $4.9 million. The sale price is $382.4 million, representing a capitalization rate of approximately 8%.

Proceeds from this transaction will be used to pay down amounts outstanding under its revolving credit facility and repay a $200 million unsecured term loan, resulting in a further strengthening of the Company’s balance sheet and providing additional capacity to fund growth opportunities in its core retail markets.

“The sale of this portfolio demonstrates our commitment to the Company’s capital recycling initiative. It is a significant step toward the strategic exit from industrial real estate, further strengthening our position as a pure-play retail REIT,” said Drew Alexander, President and Chief Executive Officer.

The Company retains an interest in two joint venture relationships, which at the Company’s pro rata share, aggregates approximately 1.4 million square feet of industrial real estate.

Closing of the transaction is subject to customary conditions and is expected to occur within the next forty-five to sixty days.

J.P. Morgan Securities LLC served as financial advisor to Weingarten on the sale.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer. At December 31, 2011, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 380 developed income-producing properties and 11 properties under various stages of construction and development. The total number of properties includes 313 neighborhood and community shopping centers located in 23 states spanning the country from coast to coast. The Company also owns 75 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas. At December 31, 2011, the Company operated a portfolio of properties representing approximately 76.1 million square feet. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.